[FHLBank Atlanta logo]

News Release

Dec. 16, 2010

FOR IMMEDIATE RELEASE

Contact: Sharon Cook

scook@fhlbatl.com

404-888-8173

Federal Home Loan Bank of Atlanta Announces

W. Wesley McMullan as New President and CEO

ATLANTA, Dec. 16, 2010 -The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) announced today that it has selected W. Wesley McMullan to become FHLBank Atlanta's President and Chief Executive Officer, effective immediately. Mr. McMullan was most recently Executive Vice President and Director of Financial Management for FHLBank Atlanta.

"Wes has tremendous depth and breadth of knowledge managing the Bank's balance sheet, financial operations, risk management, and member services. His strong commitment to deliver value to our members is unmatched," said Scott C. Harvard, chairman of the FHLBank Atlanta board of directors. "His 23 years of Bank experience, combined with his demonstrated leadership skills and financial expertise, have prepared him to effectively lead our organization and support our member financial institutions and the communities they serve."

Mr. McMullan joined the Bank as a credit analyst in 1988, and earned promotions to assistant vice president in charge of financial modeling in 1993, vice president of mortgage-backed securities portfolio management in 1995, group vice president of member sales and trading in 1998, and senior vice president of sales and trading in 2001. Promoted to executive vice president in 2004, Mr. McMullan oversaw asset liability management, member sales and trading, and financial operations management. He earned a bachelor of science degree in finance from Clemson University and is a Chartered Financial Analyst.

In accepting the position, McMullan said, "I look forward to ensuring the Bank continues to execute its vital mission of providing liquidity, community investment services, and risk management tools to our members and the communities they serve. The Bank serves a critical function to lenders of all sizes that benefit from access to liquidity through all business cycles."

Mr. McMullan succeeds Jill Spencer, who served as Interim President and CEO since April 2010, and who resumes her position as Executive Vice President, General Counsel and Chief Strategy Officer. Mr. Harvard said, "I would like to thank Jill for her capable guidance and steadfast commitment as the board conducted its selection process. During her tenure, the Bank performed well and focused on member needs, a commitment I am confident will continue under Wes McMullan's leadership."

About the Federal Home Loan Bank of Atlanta
The Bank is a cooperative financial services organization that provides funding, community development grants, and other banking services to member financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. The Bank is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4 billion to affordable housing development in the United States.

Some of the statements made in this announcement are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

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